EX 99-1



FOR IMMEDIATE RELEASE
June 30, 2004

Contact: Media - Mike Roeder, (812) 491-4143 or mroeder@vectren.com Investor Relations - Steve Schein, 812-491-4209 or sschein@vectren.com

                      Vectren South Gas Rate Order Approved

Evansville, Ind. -- Vectren Corporation (NYSE: VVC), announced that the Indiana Utility Regulatory Commission (IURC) today approved a $5.7 million base rate increase for its utility subsidiary, Vectren Energy Delivery of Indiana - South (Vectren South). The approved rate increase is the company's first base rate increase since 1996 and helps the company cover the costs of operating and maintaining its 3,000-mile natural gas distribution and storage system. Vectren South serves more than 110,000 natural gas customers in a nine-county region in southwestern Indiana.

Vectren South filed a petition with the IURC on March 12, 2004, which indicated the company had reached an agreement in principle with the Indiana Office of Utility Consumer Counselor (OUCC) regarding a proposed increase in base rates. The IURC order approved the settlement agreement, and authorizes a return of approximately 7.4% on an original cost rate base of $112,788,000, including a 10.5% return on equity. The rates are designed to produce additional revenues of $5.7 million, representing an overall revenue increase of about 5% among all rate classes. The rates for residential customers include a larger monthly service charge intended to reduce the impact of weather on customers' bills and the volatility of the Company's revenue recovery. The base rate change will be reflected in customers' bills after July 1.

The order also permits Vectren South to recover the on-going costs associated with Vectren South's compliance with the federal Pipeline Safety Improvement Act of 2002. Implementation of the Safety Act will include additional patrols, leakage surveys and direct observation of approximately 90 miles of Vectren South's transmission pipeline system. The Pipeline Safety Improvement Tracker provides for the recovery of up to $750,000 the first year and $500,000 thereafter, subject to OUCC review and IURC approval that the costs are prudently incurred.

The rate order only addresses "non-gas" costs, including the costs of constructing, operating and maintaining the company's natural gas system. These costs generally range from 25 percent to 30 percent of a customer's total bill. This amount would not include any changes that may occur in the Gas Cost Adjustment (GCA), which primarily reflects the commodity cost of gas purchased from its suppliers as well as interstate pipeline and storage costs. Changes in the commodity cost of gas are driven by national gas market prices. These commodity gas costs are reviewed quarterly by the OUCC and the IURC and are passed through the GCA dollar-for-dollar and contain no mark-up or profit by Vectren.

About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's regulated energy delivery subsidiaries provide gas and/or electricity to nearly one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements

This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2004.